                                                      Filed Under Rule 424(b)(3)
                                                      Registration No. 333-73426


                  Prospectus Supplement Dated November 4, 2003
                                       to
                       Prospectus Dated November 15, 2001

                                 TEAMSTAFF, INC.

                            SELLING SECURITY HOLDERS

         The table set forth in the section of the Prospectus entitled "Selling Security Holders" is hereby updated to list additional grants of options to certain employees and non-executive directors of Teamstaff, Inc., pursuant to its 2000 Employee Stock Option Plan and its 2000 Non-Executive Director Stock Option Plan. The following table lists those Selling Security Holders owning shares underlying additional options which may be offered for resale pursuant to this Supplement to the Re-offer Prospectus. Such Selling Security Holders have and may in the future acquire such shares upon the exercise of options granted under our 2000 Employee Stock Option Plan or our 2000 Non-Executive Directors Stock Option Plan. Such persons may resell all, a portion, or none of such shares. The Selling Security Holders named below are employees or non-executive directors of Teamstaff, Inc. who may acquire shares of common stock under either our 2000 Employee Stock Option Plan or 2000 Non-Executive Director Stock Option Plan and are eligible to resell any such shares of common stock, regardless of whether they have any present intent to do so. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                                                                                                        PERCENTAGE
                                      SHARES/OPTION                              SHARES/OPTION           OF SHARES
                                         SHARES                 OPTION              SHARES                 OWNED
         NAME OF                    BENEFICIALLY OWNED          SHARES            OWNED AFTER              AFTER
 SELLING SECURITY HOLDER            PRIOR TO OFFERING           OFFERED            OFFERING             OFFERING (1)
Martin J. Delaney (2)(4)              52,235/21,428             10,000           52,235/11,428               **

Karl W. Dieckmann (2)                 85,924/21,428             10,000           85,924/11,428               **

Ben Dyer (2)                          33,864/10,000             10,000             33,864/0                  **

Rick J. Filippelli (3)                  0/50,000                50,000                 0                      0

Elizabeth Hoaglin (3)                  286/67,142               50,000            286/17,142                 **

T. Stephen Johnson (2)(5)            264,011/15,000             10,000           264,011/5,000              1.7%

Edmund C. Kenealy (3)                 8,031/60,000              50,000           8,031/10,000                **

Wayne Lynn (3)                        32,120/72,500             50,000           32,120/22,500               **

Rocco Marano (2)(6)                   23,857/10,000             10,000             23,857/0                  **

Gerard Romano (3)                       0/30,000                30,000                 0                      0

T. Kent Smith (3)                       0/400,000              400,000                 0                      0


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**   Percentage is less than 1%.

(1)  Percentage based on 15,714,339 shares outstanding as of October 31, 2003.

(2) Shares offered hereby consist of options granted pursuant to 2000 Non-Executive Director Stock Option Plan.

(3) Shares offered hereby consist of options granted pursuant to 2000 Employee Stock Option Plan.

(4)  Listed shares include warrants to purchase 10,000 shares of common stock.

(5) Listed shares includes an aggregate of 147,790 shares owned by or on behalf of certain of the holder's family members and as to which shares the listed holder expressly disclaims beneficial ownership.

(6) Listed shares include warrants to purchase 2,000 shares of our common stock.